Exhibit 99.1

MCEWEN MINING REPORTS Q1 2020 RESULTS

TORONTO, May 19, 2020 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported its first quarter (Q1) results for the period ended March 31, 2020.

•	Production was 29,200 gold ounces and 553,200 silver ounces, or 35,100 gold equivalent ounces(1) (GEOs)(see Table 1), at the average gold:silver price ratio for the quarter of 94:1.

•	A non-cash impairment charge for the Gold Bar mine of $83.8 million was recorded during Q1. The write down is necessary because a change in the geological interpretation resulted in a substantial reduction in expected gold production over the life of mine (see the Gold Bar Mine section below for further details).

•	A consolidated net loss of $99.2 million, or $0.25 per share, primarily due to a $83.8 million impairment adjustment for the Gold Bar mine and $6.3 million spent on exploration and advanced projects. Before the impairment adjustment the net loss is $15.4 million.

•	The Grey Fox Indicated gold resource estimate has increased by 43% to 888,000 gold ounces at 7.1 g/t, with an additional 173,000 gold ounces at 6.6 g/t in the Inferred category.

•	Each of our mine sites are navigating the impacts of the COVID-19 pandemic. Black Fox, Gold Bar, and San José mines were temporarily suspended at the onset of emergency measures imposed in Ontario, Nevada, and Argentina. Black Fox and San José have now restarted operations, and Gold Bar has started to ramp-up operations with limited mining and stockpile processing during May. Production and cost guidance for 2020 has been withdrawn until the situation normalizes.

•	Our quarterly webcast will take place today at 11 am EDT. Details are provided below.

Operations Update

COVID-19

All our operations have implemented rigorous health and safety measures to prevent the spread of the COVID-19 virus. Fortunately, none of our employees have been infected.

San José Mine, Argentina (49% Interest)

Our attributable production from San José in Q1 was 9,000 gold ounces and 551,900 silver ounces, for a total of 14,900 GEOs. For Q1, total cash costs(2) and all-in sustaining costs (AISC)(2) were $1,138 and $1,592 per GEO, respectively.

Mining was temporarily suspended on March 20, 2020 due to a nationwide mandatory quarantine imposed in Argentina to combat the spread of COVID-19. Mining has restarted at San José around April 14, but government-imposed travel restrictions mean that it will take some time before full production is achieved. As a result, 2020 production guidance has been withdrawn until the situation stabilizes.

Black Fox Mine, Canada (100% Interest)

Production from Black Fox in Q1 was 8,300 GEOs at a total cash costs and AISC of $838 and $1,339 per GEO, respectively. The Black Fox mine was temporarily suspended due to the COVID-19 pandemic on March 26, 2020 and resumed normal operation on April 14, 2020.

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The mineral resource estimate for Grey Fox deposits has been updated with drilling completed in late 2019. The estimated Indicated and Inferred resources increased by 43% and 30%, respectively, compared to the mid-2019 update published in March 2020. The updated resource estimate contains 888,000 gold ounces at 7.1 g/t in the Indicated category, and 173,000 gold ounces at 6.6 g/t in the Inferred category.

The Grey Fox resource has grown rapidly through focused exploration that we initiated in 2018. For the first time, the Grey Fox resource update includes a resource for the Gibson area. In addition, it includes a major reinterpretation of the Grey Fox South area, with updates to the 147, 147 NE and Contact zones.

Open pit and underground mining scenarios are being evaluated for the development of the Grey Fox deposits and environmental studies are in progress to allow access to the area for potential bulk sampling and initial open pit mining. In addition, we are also exploring and advancing economic studies of the Stock East gold deposit and of the recent Stock West Zone discovery at the Stock Property. Further information about economic development and mining scenarios will be provided later in 2020.

Development of underground access to the Froome ore body is proceeding towards production.

Gold Bar Mine, USA (100% Interest)

Gold Bar produced 9,100 GEOs in Q1 at cash costs and AISC of $1,887 and $2,177 per GEO, respectively. Both cash cost and AISC included the impact of $4.5 million spent for pre-stripping at the Gold Pick West pit, or $495 per ounce which cannot be capitalized under US GAAP. Excluding the impact of the $4.5 million spend on pre-stripping, cash cost per gold equivalent ounce in Q1 was $1,392, which is 9% or $111 per ounce higher than the cash cost per ounce in the fourth quarter of 2019.

The latest updated feasibility study for the Gold Bar mine was published in February 2018 (2018 FS). The study estimated that 485 thousand gold ounces were contained in the reserve pits designed at that time. In November 2018, permits to build the mine were received and construction commenced based on the 2018 FS. At year end 2018, the resource and reserve estimates were updated, which at that time had increased primarily because of additional drilling to 524 thousand gold ounces contained in the reserve pits (2018 Reserve Estimate). Pre-commercial mining commenced in December 2018, the first gold was poured in February 2019, and commercial production was declared in May 2019. The majority of material mined at Gold Bar between December 2018 and the end of 2019 was from the Cabin Creek ore body, which exhibited positive overall gold reconciliation to the 2018 Reserve Estimate.

After transitioning to mining the upper benches of the Gold Pick West ore body we started to experience poor reconciliation, contrary to our experience to this point. Our mining returned lower ore tons, gold grade and contained ounces compared to the block model. This is interpreted to occur because of greater structural control and less bedding control of the mineralization than was previously modeled by our external consultant SRK Consulting (U.S.) in the 2018 FS and 2018 Reserve Estimate. In light of the change in geologic interpretation, and control and distribution of the gold mineralization, supported by our observations while mining, the future mine plan is currently being re-evaluated. Preliminary updated resource estimates for the Gold Pick deposit were completed in Q1 and in-pit and near-pit drilling is currently taking place to further validate the results. Preliminary revised mine plans indicate that a reduction in contained ounces at the Gold Pick deposit in the order of 25-35% relative to the 2018 Reserve Estimate is likely.

As a result, during Q1, we recorded an impairment charge of $83.8 million, reducing the carrying value of the Gold Bar mine mineral property interests and plant and equipment. The impairment calculation was primarily based on the discounted cash flow technique, using a long-term gold price of $1,430 per ounce, a discount rate of 9%, and USA inflation index of 2%.

Evaluation of the resource estimate is continuing with a drilling program initiated in late-March 2020 and extending into the second quarter of 2020. This new drilling information will be incorporated into a revised resource model and a new mine plan is expected to be completed for implementation by the end of the second quarter or early in the third quarter of 2020.

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On March 26, 2020 we made the decision to temporary scale back operations at the Gold Bar mine due to concerns related to COVID-19 and maintaining social distancing requirements. Mining was suspended on April 1, 2020, with downstream activities continuing, such as heap leaching and process plant operation.

We have recently resumed stripping to access the next ore benches in the Gold Pick West deposit and processing of stockpiled mineralized material. We continue evaluating the next stages to resume normal operating capacity. 2020 production guidance has been withdrawn until the situation stabilizes.

El Gallo Project, Mexico (100% Interest)

Production from El Gallo in 2019 was 2,700 GEOs from residual leaching of the heap leach pad. Beginning with Q4 2019, we have ceased relying on, and disclosing, cash costs and AISC per GEO as key metrics for El Gallo because those measures include the expensing of accumulated heap leach pad inventory costs, which are not informative when assessing the current economics of residual leaching. We estimate that residual leaching will continue for as long as incremental revenue exceeds incremental costs. Incremental residual leaching costs for Q1 was $2.8 million, or $1,025 per GEO.

On April 1, 2020, the Mexican government ordered the temporary closure of all non-essential businesses, including mining, to combat the spread of COVID-19. While this order limits some activities at El Gallo, it is not expected to have a significant effect on residual leaching.

NYSE Listing

We previously reported that notice from the NYSE was received on March 24, 2020 regarding the $1.00 minimum share price listing standard. Effective April 21, 2020, the SEC and NYSE has provided temporary relief from the $1.00 minimum share price standard, providing the Company until December 3, 2020 to regain compliance.

Table 1 below provides production and cost results for Q1 2020 and 2019.

	Q1
	2019		2020
Consolidated Production
Gold (oz)	26,900		29,200
Silver (oz)	703,200		553,200
GEOs(1)	36,300		35,100
Gold Bar Mine, Nevada(3)
GEOs(1)		(5)	9,100
Cash Costs ($/GEO)(1)	-		1,887
AISC ($/GEO)(1)	-		2,177
Black Fox Mine, Canada
GEOs(1)	8,900		8,300
Cash Costs ($/GEO)(1)	805		838
AISC ($/GEO)(1)	1,454		1,339
El Gallo Mine, Mexico
GEOs(1)	5,400		2,700
Cash Costs ($/GEO)(1)	967			(6)
AISC ($/GEO)(1)	989			(6)
San José Mine, Argentina (49%)
Gold production (oz)(4)	10,600		9,000
Silver production (oz)(4)	701,300		551,900
GEOs(1)(4)	19,900		14,900
Cash Costs ($/GEO)(1)	749		1,138
AISC ($/GEO)(1)	1,115		1,592

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Notes:

1.	'Gold Equivalent Ounces' are calculated based on a 75:1 gold to silver price ratio for periods up to and including Q1 2019 and 94:1 for Q1 2020.

2.	Cash gross profit, cash costs per ounce, all-in sustaining costs (AISC) per ounce, and liquid assets are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the year ended December 31, 2019 filed on Edgar and SEDAR.

3.	Gold Bar started commercial production on May 23, 2019.

4.	Represents the portion attributable to us from our 49% interest in the San José Mine.

5.	Pre-commercial production at Gold Bar during Q1 2019 was 2,030 GEOs.

6.	Both cash costs and AISC per GEO no longer represent key metrics used by management to evaluate residual leaching at the El Gallo Project. For this reason, the Company has ceased relying on, and disclosing, cash costs and all-in-sustaining costs per ounce as a key metric.

For the SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Conference Call and Webcast

We invite you to join our conference call, where management will discuss our Q1 2020 financial results and project developments and follow with a question and answer session. Questions can be asked directly by participants during the webcast. The webcast will be archived on McEwen Mining’s website following the call.

Tuesday, May 19th, 2020 at 11:00 am EDT	Toll Free (US & Canada):	1 (833)-579-0918
	Outside US & Canada:	(778) 560-2801
	Conference ID Number:	6339787
	Webcast Link:	https://event.on24.com/wcc/r/2159381/6AC73B781B5B044A88E709622B35ACE5

An archived replay of the webcast will be available approximately two hours following the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

Grey Fox Resource Update

The new Grey Fox resource is updated as of April 30, 2020 and was based on the results of our 2019 exploration drilling campaign (referenced by the press releases from Dec 3, 2019, Feb 5, 2020 and Feb 12, 2020), generated from mid-November 2019 to the end of Q1, 2020, and on the global remodeling of all diamond drill hole data supported by updated geological and structural interpretation over the Grey Fox area.

The increases are mostly due to: the addition of the Gibson deposit for the first time; the better-defined structural controls in the northwest-dipping cross structures leading to improved continuity and increased confidence; and the strike and down dip extensions of existing resources through the recent drill campaign.

Since the previous resource estimate, an additional 138 diamond drill holes for 52,456 meters of NQ core were added to the Grey Fox resource database, that now consists of 1,394 holes representing 513,250 meters of diamond drill core. The database includes a total of 249,827 sample intervals assayed for gold, of which 21,420 samples were added to the database since the December 31, 2019 resource estimation.

The Grey Fox area consists of five mineralized zones over a 2.25 km2 area (1.5 km by 1.5 km): 147, 147NE, Contact-Whiskey Jack, Gibson and South. For all but the Gibson zone, gold mineralization is hosted mainly in mafic volcanic rock types, extending into sediments in the Contact deposit and into syenite intrusive rock types at the Gibson deposit.

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The structural controls and continuity of grades were confirmed during the 2019 exploration program, which targeted northwest dipping quartz-carbonate and breccia vein structures that were partially tested by historical drilling on a predominantly east-to-west azimuth. McEwen Mining drilled these structures perpendicular to strike (from north-west to south-east), the results of which provided the basis for an improved geological interpretation and revised geological model of the Grey Fox area. The growth potential recognized through the early stages of the drilling program has now been confirmed by the 2019 drill results and the current resource estimate update. McEwen Mining considers the potential to continue to grow the Grey Fox Resource remains excellent and follow-up drilling is being designed to test priority targets.

The mineral resource estimate for the Grey Fox area was carried out by McEwen Mining and will be audited by a 3rd party engineer during Q2 2020.

The following statements apply to information contained in the resource tables below:

•	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that any part of the Mineral Resources estimated will be converted into a Mineral Reserves estimate;

•	Numbers in the tables have been rounded to reflect the accuracy of the estimates and may not sum due to rounding;

•	The Inferred Mineral Resource in these estimates has a lower level of confidence than that applied to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of the Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration;

•	Quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated;

•	Mineral Resources were estimated using the guidelines set out in the CIM Definition Standards for Mineral Resources.

Table 1.1: Grey Fox Property - Mineral Resource Estimate, April 30, 2020

Classification	Quantity (‘000 t)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Indicated Mineral Resource	3,917	7.05	888
Inferred Mineral Resource	818	6.58	173

Table 1.1 Notes:

•	All figures rounded to reflect the relative accuracy of the estimates. Composites were capped where appropriate. Mineral resources reported at a cut-off grade of 3.6 g/t Au.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by G. Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

The technical information in this news release related to resource and reserve estimates has been reviewed and approved by Luke Willis, P.Geo., McEwen Mining’s Director of Resource Modelling and Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining Inc. is required to prepare reports under the Securities Exchange Act of 1934 and the Canadian Securities Administrators’ National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”), under the Canadian securities laws because we are listed on the Toronto Stock Exchange (“TSX”) and subject to Canadian securities laws. Standards under NI 43-101 are materially different than the standards generally permitted in reports filed with the United States (“U.S.”) Securities and Exchange Commission (“SEC”).

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Under NI 43-101, we report measured, indicated and inferred resources, which are measurements that are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves under Industry Guide 7. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. Therefore, U.S. investors are also cautioned not to assume that all or any part of inferred resources exist, or that they can be legally or economically mined.

Canadian regulations permit the disclosure of resources in terms of “contained ounces” provided that the tonnes and grade for each resource are also disclosed; however, the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces. Under U.S. regulations, the tonnage and average grade described herein would be characterized as mineralized material. We provide such disclosure about our properties to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Cash Gross Profit

Cash gross profit is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit. Cash gross profit is calculated by adding depletion and depreciation to gross profit. A reconciliation to gross profit, the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Liquid assets

The term liquid assets used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Liquid assets is calculated as the sum of the Balance Sheet line items of cash and cash equivalents, restricted cash and investments, plus ounces of doré held in precious metals inventories valued at the London PM Fix spot price at the corresponding period. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen has approximately 400 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 20% of the shares.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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